RiverSource Life Insurance Co.

of New York

20 Madison Avenue Extension

Albany, New York 12203

1.800.541.2251

FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE ADJUSTABLE LIFE WITH INDEX-LINKED INTEREST OPTION(S) INSURANCE POLICY

-	Policy continues until surrender, lapse, or the last surviving Insured’s death.
-	Death benefit payable at last surviving Insured’s death.
-

Flexible premiums payable as provided herein. Benefits, values and periods of coverage are based on actual premiums paid, interest credited, investment performance of the Subaccounts and charges. Interest rates and charges are subject to change by Us as described herein.

-	This policy is nonparticipating. Dividends are not payable.
-	No-lapse guarantees as described herein.
-	While the interest earned in an Indexed Account is affected by an external index (es), the policy does not directly invest in any index.

Insureds:	John Doe	Policy Number:	9090-1234567
Jane Doe
Policy Date:	September 1, 2022	Initial Death Benefit Option:	Option 1

Initial Specified Amount:    $1,500,000

This is a life insurance policy. It is a legal contract between You, as the owner, and Us, RiverSource Life insurance Company.

PLEASE READ YOUR POLICY CAREFULLY.

In consideration of Your application, receipt of evidence of insurability satisfactory to Us, all outstanding requirements to place your policy In Force have been satisfied, and payment of the initial premium We issue this policy and We promise to pay the death benefit less Indebtedness described in this policy to the beneficiary if We receive proof satisfactory to Us that the last surviving Insured died while this policy was In Force.

The owner and the beneficiary are as named in the application unless they are changed as provided for in this policy.

The amount and duration of the death benefit of this policy may increase or decrease as described herein depending on the investment experience of the Subaccounts.

The Policy Value of this policy may increase or decrease daily depending on the investment experience of the Subaccounts. There is no guaranteed minimum Policy Value.

Your right to examine this policy

You have 10 days to decide if this policy is right for You. If You are not satisfied with it for any reason, return it to Us or Our representative within 10 days after You receive it. If this policy is intended to replace an existing policy, Your right to examine is extended to 60 days or any longer period if required by the state in which it is delivered. We will refund all premiums paid, including any policy fees or other charges, less Indebtedness. The policy will then be considered void from its start.

116947	2/22

Signed for and issued by RiverSource Life Insurance Co. of New York in Albany, New York, as of the Policy Date shown above.

President:

Vice President – Service Operations:

116947	Page 2	2/22

116947	Page 2	2/22

Policy Data

Insured(s):	Issue Age		Risk Classification
John Doe	55		Male Standard Nontobacco
Jane Doe	55		Female Super Preferred Nontobacco

Policy Number:	9790-1234567		Policy Date:	September 01, 2022

Type of Policy:	Flexible Premium Survivorship		Monthly Date:	01
	Variable Adjustable Life with
	Indexed-Linked Interest
	Option(s)

	RiverSource Survivorship		Initial Specified Amount: $1,500,000
	Variable Universal Life

Minimum Specified	Policy Year 1:	$1,500,000	Initial Death
Amount Allowed:	Years 2 - 5:	$1,125,000	Benefit Option:	1
	Years 6 - 10:	$750,000
	Years 11 - 15:	$375,000	Life Insurance	Guideline
	Thereafter:	$1,000	Qualification Test:	Premium Test

New York State Department of Financial Services Telephone Number: 1.800.342.3736

Premium Information

Initial Premium:	$7,761.36	No-lapse Guarantee
		Premium:	$646.78 per month
Scheduled Premium:	$7,761.36 per year	No-lapse Guarantee
	payable Annually	Period:	20 Years

Coverage will expire prior to death if no premiums are paid following payment of the initial premium, or subsequent premiums are insufficient to continue coverage. Coverage will expire when the policy values are insufficient to pay the charges assessed on a monthly anniversary. The period for which the policy and coverage will continue In Force will depend on; 1) the amount, timing and frequency of premium payments; 2) changes in the Specified Amount and death benefit option; 3) changes in the interest rates credited to the Fixed Account and in the investment performance of the Subaccounts; 4) changes in the monthly cost of insurance deductions from the Policy Value for this policy and any riders attached to this policy; 5) changes in the premium expense charge, administrative charge, mortality and expense risk rate and policy fee; and 6) loan and partial surrender activity. The payment of scheduled premiums or unscheduled premiums in any amount or frequency will not guarantee that the policy will remain In Force unless the premiums needed to keep the no-lapse guarantee in effect have been paid. At the end of the no-lapse guarantee period, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of additional premium. The premium required to keep this policy In Force may be higher than the premiums required for the no-lapse guarantee. An additional lump sum premium may be required to keep the

116947-DP	Page 3	2/22

policy In Force at the termination of the no-lapse guarantee period. You may contact Us for additional information.

Important Information

Cost of insurance rates may be changed based on Our expectations of mortality, future investment earnings, persistency and/or expenses. Any change will apply to all individuals of the same risk classification as the Insured. The cost of insurance rates will never exceed the Guaranteed Maximum Monthly Cost of Insurance Rates as shown in this policy.

Additional amounts credited to the policy value are not guaranteed and We have the right to change interest rates, the premium expense charge, cost of insurance rates, the administrative charge, the mortality and expense risk rate and the policy fee. Interest rates will never be less than the Guaranteed Interest Rate shown in this policy. The premium expense charge will never exceed the Guaranteed Premium Expense Charge shown in this policy. The administrative charge will never exceed the Guaranteed Administrative Charge shown in this policy. The policy fee will never exceed the Guaranteed Policy Fee shown in this policy. The mortality and expense risk rate will never exceed the Guaranteed Mortality and Expense Risk Rate shown in this policy.

Any changes in interest rates, the premium expense charge, cost of insurance rates, the administrative charge, the mortality and expense risk rate and the policy fee may require more premiums to be paid than was illustrated or the policy values may be less than those illustrated.

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Interest and Loan Information

Fixed Account		Guaranteed Loan

Guaranteed Interest Rate: 1.00% per year		Interest Rate
		Policy Years 1-10:	3.00% per year
Guaranteed Interest		Policy Years 11+:	1.25% per year
Rate Factor:	1.0008295381

The interest rate applied to the portion of the Policy Value which equals any Indebtedness due Us will be the Fixed Account Guaranteed Interest Rate.

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Fees and Deductions

Guaranteed Premium Expense Charge		Guaranteed Policy Fee
All Policy Years:	6.00%	All Policy Years:	$15.00 per month

Guaranteed Administrative Charge		Partial Surrender Fee:	$25 or 2%
Policy Years 1-20:	$481.50 per month		of amount surrendered,
Policy Years 21+:	$289.50 per month		whichever is less

Guaranteed Mortality and Expense Risk Rate
All Policy Years:	0.60% per year

Table of Surrender Charges

Policy Year	Beginning of Year

____1	$27,689.23
2	$27,689.23
3	$27,689.23
4	$27,689.23
5	$27,689.23
6	$27,227.12
7	$21,688.81
8	$16,151.66
9	$10,613.35
10	$5,076.20

This table applies to the initial Specified Amount for the first 10 policy years. Surrender charges decrease evenly at each Monthly Date between Policy Anniversaries. Additional surrender charges will apply to each increase in Specified Amount for 10 years after the effective date of increase.

Policy Value Credit

Policy Value Credit Requirements

To receive any available credit one of the following conditions must be met:

To receive any available credit the following condition must be met:

There is no policy value credit available on this policy.

1.	the Insured’s Attained Insurance Age is at least 20:

2.	the policy has been In Force for at least 15 years:

3.	the sum of the premiums paid, minus partial surrenders and partial surrender fees, minus outstanding indebtedness equals or exceeds $500,000:

4.	the Policy Value minus Indebtedness equals or exceeds $50,000.

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Life Insurance Qualification Test: Guideline Premium Test

Death Benefit Percentage Table

Youngest		Youngest		Youngest
Insured’s	Death	Insured’s	Death	Insured’s	Death
Attained	Benefit	Attained	Benefit	Attained	Benefit
Insurance	Percentage	Insurance	Percentage	Insurance	Percentage
Age		Age		Age

40 or less	250	55	150	70	115
41	243	56	146	71	113
42	236	57	142	72	111
43	229	58	138	73	109
44	222	59	134	74	107
45	215	60	130	75-90	105
46	209	61	128	91	104
47	203	62	126	92	103
48	197	63	124	93	102
49	191	64	122	94	101
50	185	65	120	95-119	100
51	178	66	119
52	171	67	118
53	164	68	117
54	157	69	116

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Schedule of Benefits and Riders

Monthly
	Effective Date	Expiration Date	Cost of Insurance
Flexible Premium
	September 01, 2022	See policy form	See policy form
Survivorship Variable

Adjustable Life with

Indexed-Linked Interest

Option(s)

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Payment of Policy Proceeds Option Tables

Option A Interest Rate

Option A Interest Rate:                0.25% Annually

Interest in excess of the Option A Interest Rate may be applied by Us. Excess interest will be determined by Us based on Our expectations of future investment earnings.

Option B Table

Number of	Monthly

Years	Payment/$1000

10	8.44
15	5.66
20	4.27
25	3.44
30	2.88

The table above is based on an interest rate of 0.25%

Option C Table

M = Male     F = Female

Life Income per $1,000 with

Payment Guaranteed for

Age Payee	Settlement Beginning In Year	5 Years		10 Years		15 Years

		M	F	M	F	M	F

65	2030	3.53	3.16	3.48	3.14	3.39	3.09
65	2040	3.40	3.05	3.37	3.04	3.29	3.00
65	2050	3.29	2.96	3.26	2.95	3.19	2.92
75	2030	5.20	4.63	4.93	4.49	4.51	4.23
75	2040	4.97	4.43	4.75	4.32	4.39	4.11
75	2050	4.77	4.26	4.59	4.17	4.28	4.00
85	2030	8.20	7.57	6.90	6.60	5.50	5.41
85	2040	7.84	7.19	6.72	6.40	5.45	5.36
85	2050	7.51	6.87	6.56	6.21	5.41	5.30

The table above is based on the “Annuity 2000 Mortality Table” with 100% Projection Scale G at 0.50% annual effective interest rate. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates upon request.

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CSO Mortality Tables

2017 Commissioner’s Standard Ordinary (CSO) Mortality Table adopted by the NAIC on April 6, 2016;

Smoker or Nonsmoker; Male or Female; Ultimate; Age Nearest Birthday.

Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000

Policy	Rate	Policy	Rate	Policy	Rate
Year		Year		Year
1	0.00067	23	0.66442	45	25.42428
2	0.00222	24	0.82297	46	27.89751
3	0.00412	25	1.02075	47	30.01949
4	0.00636	26	1.26995	48	32.10498
5	0.00905	27	1.57896	49	34.11941
6	0.01237	28	1.93451	50	36.03542
7	0.01661	29	2.35987	51	37.82075
8	0.02192	30	2.88107	52	39.44824
9	0.02863	31	3.58995	53	41.61815
10	0.03699	32	4.36305	54	43.90294
11	0.04719	33	5.27593	55	46.31240
12	0.05960	34	6.35497	56	48.85291
13	0.07434	35	7.58007	57	51.53237
14	0.09248	36	8.94004	58	54.35877
15	0.11444	37	10.39669	59	57.34027
16	0.14167	38	11.94039	60	60.49052
17	0.17604	39	13.55641	61	63.81950
18	0.22009	40	15.15261	62	67.39404
19	0.27510	41	16.76073	63	71.36150
20	0.34398	42	18.69990	64	76.79739
21	0.42979	43	20.78966	65	83.33333
22	0.53516	44	23.04165

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Policy Data

Indexed Account Information

Indexed Account Name:	S&P 500 index 1-year point-to-point

Index Detail:	Index Name	Index Weight

	S&P 500 index	100%

Segment Term:	1 Year

Indexed Interest Period:	1 Year

Segment Guaranteed Interest Crediting

Frequency	Annually

Segment Guaranteed Annual Interest Rate:	0%

Cumulative Guaranteed Indexed Interest Rate:	0%

Guaranteed Minimum Participation Rate:	100%

Guaranteed Minimum Segment Growth Cap:	3%

Guaranteed Minimum Segment Floor:	0%

Guaranteed Indexed Account Charge:	0.05%

Sweep Dates:	The 20th day of each calendar month

Segment Cut-off Date:	1 business day before the Sweep Date

Minimum Transfer Amount:	$25

The following describes the method used in calculating the indexed interest for each segment of this Indexed Account. Also, see Indexed Accounts section of Your policy.

Indexed Interest

At the end of each indexed interest period, indexed interest will be credited to the segment and is equal to the average segment value multiplied by the indexed interest rate.

Average Segment Value

For a given segment, the average segment value used in the calculation of Indexed Interest is the average of the values at the end of each segment month over the indexed interest period. A segment month ends on the same day each month as the segment start date.

Indexed Interest Rate

The indexed interest rate reflects any growth in the value of the index, subject to the segment growth cap and segment floor. The indexed interest rate is equal to the lesser of (a x b) - d or (c - d), but will never be less than (e), where:

a)

is the index growth rate for the indexed interest period and is determined by adding together, for all indexes shown above, the results obtained by multiplying each index change rate (calculated as described below) by its index weight shown above. The index change rate is calculated as (B divided by A) minus 1, where:

A = the final value of the index as of the day before the beginning of the indexed interest period; and

B = the final value of the index as of the day before the end of the indexed interest period;

The final value of an Index used in calculating the index change rate is the value determined by that Index’s provider as the Index’s final value on a business day. A business day is a day on which the New York Stock Exchange is open for business. If We need to determine the final value on any day that is not a business day, We will use the final value for the next business day following that day. If no final value is determined for any Index as of a business day, We will use the final value for the most recent preceding business day for which a final value was determined for that index.

The index change rate does not include gains in the index that come from dividends.

112477-DP	Page 1	8/16

b)	is the segment participation rate, which is the percentage of the index growth rate that is used to calculate the indexed interest;

c)

is the segment growth cap, which is the maximum total interest rate for a segment over the indexed interest period, including both the segment guaranteed annual interest rate and the indexed interest rate;

d)	is the cumulative guaranteed indexed interest rate which is the segment guaranteed annual interest rate compounded annually for the number of years of the indexed interest period;

e)	is the segment floor, which is the minimum total interest rate for a segment over the indexed interest period, including both the segment guaranteed annual interest rate and the indexed interest rate.

We will set the index weights, segment participation rate, segment growth cap, and segment floor for a new segment on the segment start date, subject to any guaranteed minimum amounts shown above. We guarantee that no index weight will ever be less than 10% and the sum of index weights will always equal 100%. Once these amounts are set by Us, they will not be changed during the segment term.

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Indexed Account Information

Indexed Account Name:	S&P 500 index 2-year point-to-point

Index Detail:	Index Name	Index Weight

	S&P 500 index	100%

Segment Term:	2 Year

Indexed Interest Period:	2 Year

Segment Guaranteed Interest Crediting

Frequency	Annually

Segment Guaranteed Annual Interest Rate:	0%

Cumulative Guaranteed Indexed Interest Rate:	0%

Guaranteed Minimum Participation Rate:	100%

Guaranteed Minimum Segment Growth Cap:	5%

Guaranteed Minimum Segment Floor:	1%

Guaranteed Indexed Account Charge:	0.05%

Sweep Dates:	The 20th day of each calendar month

Segment Cut-off Date:	1 business day before the Sweep Date

Minimum Transfer Amount:	$25

The following describes the method used in calculating the indexed interest for each segment of this Indexed Account. Also, see Indexed Accounts section of Your policy.

Indexed Interest

At the end of each indexed interest period, indexed interest will be credited to the segment and is equal to the average segment value multiplied by the indexed interest rate.

Average Segment Value

For a given segment, the average segment value used in the calculation of Indexed Interest is the average of the values at the end of each segment month over the indexed interest period. A segment month ends on the same day each month as the segment start date.

Indexed Interest Rate

The indexed interest rate reflects any growth in the value of the index, subject to the segment growth cap and segment floor. The indexed interest rate is equal to the lesser of (a x b) - d or (c - d), but will never be less than (e), where:

a)

is the index growth rate for the indexed interest period and is determined by adding together, for all indexes shown above, the results obtained by multiplying each index change rate (calculated as described below) by its index weight shown above. The index change rate is calculated as (B divided by A) minus 1, where:

A = the final value of the index as of the day before the beginning of the indexed interest period; and

B = the final value of the index as of the day before the end of the indexed interest period;

The final value of an Index used in calculating the index change rate is the value determined by that Index’s provider as the Index’s final value on a business day. A business day is a day on which the New York Stock Exchange is open for business. If We need to determine the final value on any day that is not a business day, We will use the final value for the next business day following that day. If no final value is determined for any Index as of a business day, We will use the final value for the most recent preceding business day for which a final value was determined for that index.

The index change rate does not include gains in the index that come from dividends.

112477-DP	Page 3	8/16

b)	is the segment participation rate, which is the percentage of the index growth rate that is used to calculate the indexed interest;

c)

is the segment growth cap, which is the maximum total interest rate for a segment over the indexed interest period, including both the segment guaranteed annual interest rate and the indexed interest rate;

d)	is the cumulative guaranteed indexed interest rate which is the segment guaranteed annual interest rate compounded annually for the number of years of the indexed interest period;

e)	is the segment floor, which is the minimum total interest rate for a segment over the indexed interest period, including both the segment guaranteed annual interest rate and the indexed interest rate.

We will set the index weights, segment participation rate, segment growth cap, and segment floor for a new segment on the segment start date, subject to any guaranteed minimum amounts shown above. We guarantee that no index weight will ever be less than 10% and the sum of index weights will always equal 100%. Once these amounts are set by Us, they will not be changed during the segment term.

Indexed Interest at Policy Termination other than the end of Grace Period

If policy Termination occurs for any reason other than the end of Grace Period, indexed interest will be credited to open segments that have a segment start date that is greater than one year from the date of Termination and have not reached segment maturity. In these cases only, indexed interest will be one half of the guaranteed minimum segment floor multiplied by the average of the values at the end of each segment month since the segment start date.

112477-DP	Page 4	8/16

S & P Disclaimers

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by RiverSource Life Insurance Co. of New York (“RiverSource Life”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by RiverSource Life. RiverSource Life’s indexed accounts (collectively, the “Indexed Accounts”) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of an Indexed Account or any member of the public regarding the advisability of investing in products generally or in the Indexed Accounts particularly or the ability of the S&P 500 Index to track general market performance. S&P Dow Jones Indices’ only relationship to RiverSource Life with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to RiverSource Life or the Indexed Accounts. S&P Dow Jones Indices have no obligation to take the needs of RiverSource Life or the owners of the Indexed Accounts into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Indexed Accounts or the timing of the issuance or sale of the Indexed Accounts or in the determination or calculation of the equation by which the Indexed Accounts are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Indexed Accounts. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Indexed Accounts currently being offered as an investment option by RiverSource Life, but which may be similar to and competitive with the Indexed Accounts. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY RIVERSOURCE LIFE, OWNERS OF THE INDEXED ACCOUNTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND RIVERSOURCE LIFE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

112477-DP	Page 5	8/16

DEFINITIONS

The following words are often used in this policy. When We use these words, this is what We mean:

Accumulation Unit

An accounting unit used in the calculation of the value of a Subaccount.

Age Anniversary

An Age Anniversary is the Policy Anniversary on which the Insured becomes a certain Attained Insurance Age.

Attained Insurance Age

Each Insured’s Insurance Age plus the number of Policy Anniversaries since the Policy Date. Attained Insurance Age changes only on a Policy Anniversary.

Cash Surrender Value

The policy Proceeds if the policy is surrendered in full. It is the Policy Value minus any Indebtedness, minus surrender charges shown under Policy Data.

Fixed Account

The portion of the Policy Value that earns interest at a fixed rate not less than the guaranteed interest rate as shown under Policy Data.

Fixed Account Value

The portion of the Policy Value that is allocated to the Fixed Account including Indebtedness.

Indebtedness

All existing loans on this policy plus policy loan interest which has either been accrued or added to the policy loan.

Indexed Account

An Indexed Account is the portion of the Policy Value that earns interest based on a change in the value of one or more designated index(es).

An Indexed Account includes a corresponding interim account and multiple segments.

In Force

The Insured’s life remains Insured under the terms of this policy.

Insurance Age

The Insurance Age of the Insured on the Policy Date is the issue age shown under Policy Data for each Insured. It is the age We determine from the date of birth listed on the application and is the age on the birthday nearest to the application date.

Insured(s)

The person(s) whose life(ves) is/are Insured by this policy shown under Policy Data.

Monthly Date

It is the same day each month as the Policy Date. If there is no Monthly Date in a calendar month, the Monthly Date will be the first day of the next calendar month.

Net Premium

The portion of a premium paid that is credited to the policy as described in the Policy Values section. It is the premium paid minus the premium expense charge. We reserve the right to change the current premium expense charge based on Our expectations of future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed premium expense charge shown under Policy Data.

Policy Anniversary

The same day and month as the Policy Date each year that the policy remains In Force.

Policy Date

It is the date from which Policy Anniversaries, policy years and policy months are determined. Your Policy Date is shown under Policy Data.

Policy Value

On a given date the Policy Value equals the Fixed Account Value plus the Variable Account Value plus the values in the Indexed Account(s).

Proceeds

Proceeds means the amount payable under this policy as follows:

1.

Upon death of the last surviving Insured, prior to the Youngest Insured’s Attained Insurance Age 120. Proceeds will be the death benefit minus any Indebtedness, as of that date of that Insured’s death;

116947	Page 4	2/22

2.	Upon a full surrender of the policy, the Proceeds will be the Cash Surrender Value.

Pro-Rata Basis

Method for allocating amounts to the Fixed Account and to each of the Subaccounts. It is proportional to the value (minus any Indebtedness in the Fixed Account) that each bear to the total Policy Value, minus Indebtedness, and the values of the Indexed Account(s).

Specified Amount

An amount used to determine the death benefit and the Proceeds payable upon death of the last surviving Insured prior to the Youngest Insured’s Attained Insurance Age 120. The initial Specified Amount is shown under Policy Data.

Subaccounts

Each Subaccount is a separate investment division of the Variable Account and invests in a particular portfolio or fund.

Systemic Distribution Program

A Systemic Distribution Program means a series of prescheduled withdrawals of a portion of the policy’s Cash Surrender Value through policy loans and partial surrenders while an Insured is living, and the policy is in force. The withdrawal will be payable to You and have a defined start date, and either a defined end date or continuation until Written Request to Terminate the arrangement is received by Us. You may request participation in a Systemic Distribution Program by Written Request, or other request acceptable to Us. We reserve the right to discontinue such a program at any time.

Terminate/Termination

This policy is no longer In Force. All insurance coverage under this policy has stopped.

Valuation Date

Any day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the Subaccounts such that the current value might be materially affected.

Valuation Period

The interval of time commencing at the close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

Variable Account

RiverSource of New York Account 8 established under New York law as a segregated asset account of Ours. We have allocated to the Variable Account a part of Our assets for this and certain other policies. Such assets remain Our property. They cannot be charged, however, with liabilities from any other business We may conduct.

Variable Account Value

The sum of the values of the Subaccounts under this policy.

We, Our, Us

RiverSource Life Insurance Co. of New York

Written Request

A request in a form satisfactory to Us that is signed and dated by You and received at Our corporate office.

Youngest Insured

The Insured with the youngest issue age as shown under Policy Data.

You, Your

The owner of this policy. The owner may be someone other than the Insureds. The owner is shown in the application unless the owner has been changed as provided in this policy.

116947	Page 5	2/22

THE INSURANCE CONTRACT

Entire Contract

The entire contract between You and Us is as stated in this policy, Your attached application, and any attached supplemental applications, amendments, endorsements and riders.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this policy. That person must do so in writing and the change shall not be valid until endorsed or attached to the policy. None of Our representatives or other persons has the authority to change or waive any of Our rights or requirements under this policy.

In issuing this policy, We have relied upon the application. The statements made in the application are considered representations and not warranties. No material misrepresentations made in connection with the application will be used by Us to void the policy or to deny a claim unless that material misrepresentation is part of the application.

After the Policy Date, applications for an increase of the Specified Amount will be attached to and made a part of this policy and will form part of the entire contract.

Any statement concerning tobacco status will be attached to and made a part of this policy and will form part of the entire contract.

Policy Incontestability

After this policy has been In Force during the last surviving Insured’s lifetime for two years from the Policy Date, We cannot contest the policy except for nonpayment of premiums or fraud in the procurement of this policy to the extent permitted by applicable state law.

While this policy is contestable, We, on the basis of a material misrepresentation made in the application, may rescind or reform this policy and We may deny a claim.

An additional two-year contestable period will start from the effective date of an increase in Specified Amount which requires evidence of insurability, and We may contest the representations made in the application for the increase in Specified Amount.

If within two years from the effective date of an Insured’s reclassification to a more favorable substandard class risk factor or risk classification We find there was a material misrepresentation of information provided to Us on the application for reclassification, and it is discovered on or after the death of the last surviving Insured, the Proceeds payable upon death will be:

1.	The Policy Value on the date of death; plus
2.

The amount of insurance that the cost of insurance on the Insured(s), which was deducted from the Policy Value for the policy month during which such death occurred, would have purchased using the cost of insurance rates for the Insured’s correct prior substandard class risk factor or risk classification; minus

3.	Any Indebtedness on the date of death.

If within two years from the effective date of an Insured’s reclassification to a more favorable substandard class risk factor or risk classification We find that there was a material misrepresentation of information provided to Us on the application for reclassification, and it is discovered before the death of the last surviving Insured:

1.

The Specified Amount will be adjusted to the amount it would have been had the cost of insurance, on the Monthly Date immediately preceding the date such misrepresentation is discovered, been based on the Insured’s prior substandard class risk factor or risk classification. The adjustment will take effect on the Monthly Date on or next following the date such misrepresentation is discovered; and

2.

The monthly deduction will then be based on the Insured’s prior correct substandard class risk factor or risk classification beginning on the Monthly Date on or next following the date such misrepresentation is discovered.

Suicide Exclusion

Suicide by the last surviving Insured within two years from the Policy Date is not covered by this

116947	Page 6	2/22

policy. In this event the only amount payable by Us to the beneficiary will be the premiums which You have paid, minus any Indebtedness and partial surrenders.

If the last surviving Insured commits suicide whether sane or insane within two years from the effective date of:

1.	Any increase in Specified Amount which requires proof of insurability; or
2.	Any rider attached to this policy;

then the amount payable by Us with respect to the increased coverage or rider benefit will be limited to the monthly deductions for such additional Specified Amount or rider on the life of either Insured.

Policy Exchange

During the first two policy years, You have the right to exchange the policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment experience of the Subaccounts. This is accomplished by a transfer of all of the value in the Subaccounts to the Fixed Account and/or the Indexed Account(s) without charge. The rules for transferring from the Subaccounts to the Fixed Account following a Fixed Account to Subaccount transfer will be waived only once

Misstatement of an Insured’s Age or Sex

If an Insured’s age or sex (unless issued on a unisex basis) has been misstated, and it is discovered on or after the death of the last surviving Insured, the Proceeds payable upon the last surviving Insured’s death will be:

1.	the Policy Value on the date of death; plus
2.

The amount of insurance that the cost of the insurance on the Insureds, which was deducted from the Policy Value for the policy month during which the last surviving Insured’s death occurred, would have purchased had the cost of the insurance been calculated using the cost of insurance rates for the correct age and sex (unless issued on a unisex basis); minus

3.	Any Indebtedness on the date of death.

If an Insured’s age or sex (unless issued on a unisex basis) has been misstated and it is discovered before the death of the last surviving Insured:

1.	The Specified Amount will be adjusted to the amount it would have been had the cost of insurance, on the Monthly Date immediately preceding the date the misstatement is discovered, been based on the Insured’s correct age and sex (unless issued on a unisex basis). The adjustment will take effect beginning on the Monthly Date on or next following the date such misstatement is discovered; and
2.

The monthly deduction will then be based on the Insured’s correct age and sex (unless issued on a unisex basis) beginning on the Monthly Date on or next following the date such misstatement is discovered.

Voting Rights

All policy owners with Variable Account Values will have voting rights. So long as federal law requires, You may have the right to vote at shareholder meetings. If You have voting rights, We will send You a notice of the time and place of any such meetings. The notice will explain matters to be voted upon and how many votes You will have.

Policy Termination

This policy will Terminate on the earliest of the following:

1.	The date You request, by Written Request or other requests acceptable to Us, that coverage ends;
2.	The date You surrender the policy in full;
3.	The date of lapse; or
4.	The date of death of the last surviving Insured.

Your Written Request to Terminate coverage will be effective as of the date We receive Your Written Request, or a later date if specified in Your request. If We accept a request for Termination by other than Written Request, it will be effective as of the date We receive Your request, or a later date if specified in Your request.

Tax Treatment of this Policy

This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, 7702, and other relevant sections of the Internal Revenue Code as they now exist or may later be amended. We reserve the right to endorse this policy to comply with:

1.	Future changes in the Internal Revenue Code;
2.	Any regulations or rulings issued under the Internal Revenue Code; and
3.	Any other requirements imposed by the Internal Revenue Service;

116947	Page 7	2/22

with respect to remaining qualified for treatment as a life insurance policy under these Internal Revenue Code sections.

If endorsed, We will provide the owner with a copy of any such endorsement. Such endorsement must be approved by the New York State Department of Financial Serivces before it is effective. If such change would diminish the rights and/or benefits under this policy, We will obtain Your prior written consent, unless otherwise provided by applicable New York and Federal law.

We reserve the right to decline any change that would cause this policy to lose its ability to be tested for federal income tax purposes under the CSO mortality tables shown under Policy Data.

This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by future actions of any tax authority.

Distribution of Policy Value

If the death benefit, less the Policy Value, ever exceeds three times the distribution threshold as defined below, We reserve the right to make a distribution of the Policy Value. The distribution would be the amount needed to make the death benefit, less the Policy Value, equal to three times the distribution threshold.

The distribution threshold is equal to:

(a)   +   (b)

where:

(a)	Is the initial Specified Amount; and
(b)	Is the amount of any increase in the Specified Amount other than that resulting solely from a change in the death benefit option.

Any such distribution will be treated as if it was a partial surrender with the following exceptions:

1.	The partial surrender fee will not be applied; and
2.	The Specified Amount will not be reduced by the distribution amount.

See the policy change section for details on how to request a change in the Specified Amount and how a change in the death benefit option impacts the Specified Amount.

116947	Page 8	2/22

OWNER AND BENEFICIARY

Your Rights as Owner of this Policy

As long as the either or both Insureds are living and unless otherwise provided in this policy, You may exercise all rights and privileges provided in this policy or allowed by Us.

Successor Owner

A successor owner becomes the new owner of this policy if You die during the lifetime of either Insured. If no successor owner is living at the time of Your death, ownership will pass to Your estate. The successor owner, if any, is shown in the application unless changed as provided below.

Changing Ownership of this Policy

You can change the ownership of this policy by Written Request on a form satisfactory to Us. A successor owner may also be changed in this same way. The change must be made while an Insured is living. Once the change is received by Us, it will take effect as of the date Your request was signed, or a later date if specified in Your request, subject to any action taken or payment made by Us before We received the change.

Proceeds Paid to Beneficiary upon Death of the Last Surviving Insured

We will pay Proceeds to the beneficiary or beneficiaries which You have named in the application unless You have since changed the beneficiary as provided below. If the beneficiary has been changed, We will pay the Proceeds in accordance with Your last change of beneficiary request.

Only those beneficiaries who are living at the last surviving Insured’s death may share in the Proceeds. If no beneficiary survives the last surviving Insured, We will pay the Proceeds to You, if living; otherwise, to Your estate.

Change of Beneficiary by Owner

You may change the beneficiary anytime while an Insured is living by Written Request on a form satisfactory to Us. Once the change is received by Us, it will take effect as of the date Your request was signed, or a later date if specified in Your request, subject to any action taken or payment made by Us before We received the change.

If an irrevocable beneficiary is on record, such beneficiary cannot be changed without the written consent of the irrevocable beneficiary.

Assignment

While an Insured is living, You can only assign this policy or any interest in it by Written Request on a form satisfactory to Us and a copy of any assignment must be submitted to Us. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this policy. Any policy Proceeds payable to the assignee will be paid in a single sum.

If an irrevocable beneficiary is on record, the policy cannot be assigned without the written consent of the irrevocable beneficiary.

Any assignment, unless otherwise specified by You, shall take effect as of the date the assignment was signed, subject to any action taken or payment made by Us before We receive the assignment. We are not responsible for the validity or sufficiency of any assignment.

To terminate the assignment, the collateral assignee must release his or her interest in the policy.

116947	Page 9	2/22

PREMIUMS

Premium Payments

There are three types of premium payments that apply to this policy:

1.	The initial premium;
2.	Scheduled premiums; and
3.	Unscheduled premiums.

Premiums must be paid or mailed to Us at Our corporate office or to an authorized agent. We will give You a receipt if You request one. A check or draft given for all or part of a premium, unless paid upon its presentation to the bank or person drawn on, shall not be considered payment.

We reserve the right to require evidence of insurability or limit the amount of any premium payment that would result in more than a dollar for dollar increase in the death benefit.

Initial Premium

The initial premium is the premium due on or before the Policy Date. The initial premium payment must be received by Us before the policy can become effective, and no insurance will take effect until this amount is paid.

Scheduled Premium

The scheduled premium is the premium shown under Policy Data. It is payable at the stated interval which You selected in the application. However, no scheduled premium may be paid on or after the Youngest Insured’s Attained Insurance Age 120 Anniversary except amounts required to keep the policy In Force under the grace period provision.

The scheduled premium will serve only as an indication of Your preference as to the probable future amount and frequency of payments. You may change the amount or frequency at any time by Written Request or other requests acceptable to Us.

Scheduled premiums may be paid annually, semi-annually, or quarterly. Payment at any other interval must be approved by Us. Any scheduled premium payment must be at least $25.

Unscheduled Premium Payments

You can make additional premium payments of at least $25 at any time prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary. After that, We will only accept amounts required to keep the policy In Force under the grace period provision.

Restrictions of Premium Payments

This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, 7702, and other relevant sections of the Internal Revenue Code as they now exist or may later be amended.

We reserve the right to refuse premiums and return them with interest, unless the premium is necessary to continue coverage, if such premiums would disqualify this policy from:

1.	Treatment as a life insurance policy under Internal Revenue Code Sections 72, 101, and 7702; or
2.	Favorable tax treatment under Internal Revenue Code Sections 72 and 101.

Premium Processing

The Net Premium is allocated to the Fixed Account, the Indexed Account(s), and the Subaccounts according to Your premium allocation percentages in effect. You may change Your premium allocation percentages at any time by Written Request or other requests acceptable to Us.

We reserve the right to limit the percentage of premium that can be allocated to the Fixed Account.

Net Premiums received before the Policy Date will be allocated to the Indexed Account(s), Subaccounts, and in the Fixed Account on the Policy Date in accordance with Your premium allocation percentages in effect. For any premium received on or after the Policy Date, the Net Premium will be allocated in accordance with Your premium allocation percentages in effect.

Premiums allocated to an Indexed Account are first placed in the interim account that corresponds to the Indexed Account selected. Subject to the provisions of this policy, We will transfer the interim account value to a new segment of the Indexed Account on the next sweep date. See the Indexed Accounts section for additional information.

On the Youngest Insured’s Attained Age 119 Anniversary, the premium allocation percentages will be set to allocate all premium and loan repayments to the Fixed Account and may not be changed.

116947	Page 10	2/22

Grace Period

If on a Monthly Date the Cash Surrender Value is less than the monthly deduction for the policy month following such Monthly Date, and the no-lapse guarantee is in effect, a grace period of 61 days will begin.

The grace period will give You time to make a premium payment or loan repayment sufficient to continue Your coverage. Within 30 days following the Monthly Date, We will mail to Your last known address, and to any assignee of record, a notice as to the payment needed.

The premium payment or loan repayment needed will be the lesser of:

1.	An amount so that the Cash Surrender Value is sufficient to pay any overdue monthly deductions, plus the next three monthly deductions; or
2.	The amount needed to keep the no-lapse guarantee in effect, if it is eligible to be kept in effect, during the grace period and for three months after the end of the grace period.

If the premium payment or loan repayment is not paid within the grace period, all coverage under this policy will Terminate without value at the end of the 61-day grace period. This type of Termination is known as lapse. The end of the grace period is the date of lapse.

Any payment sent by U.S. mail must be postmarked within the grace period to keep the policy In Force.

If the last surviving Insured’s death occurs during the grace period and benefits become payable under the policy, the lesser of the following will be deducted from the Proceeds:

1.	Any overdue monthly deductions; or
2.	The premium required to keep the no-lapse guarantee in effect, if it is eligible to be kept in effect.

If the no-lapse guarantee is in effect as described in the next provision, the policy will not enter the grace period.

No-Lapse Guarantee

The no-lapse guarantee provides that during the no-lapse guarantee period shown under Policy Data, this policy will not Terminate even if the Cash Surrender Value is insufficient to pay the monthly deduction on a Monthly Date. Sufficient premium as described below must be paid to keep the no-lapse guarantee in effect.

The no-lapse guarantee will remain in effect if, on each Monthly Date:

(a)	equals or exceeds (b)

where:

(a)	Is the sum of all premiums paid, minus any partial surrenders and partial surrender fees, and minus any Indebtedness; and
(b)	Is the no-lapse guarantee premium, shown under Policy Data, times the number of months since the Policy Date, including the current month.

To keep the no-lapse guarantee in effect, premiums may be paid at any interval so long as the conditions above have been met.

While this policy is kept In Force by the no-lapse guarantee, any monthly deduction amounts that exceed the Policy Value, minus any Indebtedness, will be waived.

If on a Monthly Date sufficient premiums have not been paid to maintain the no-lapse guarantee, the no-lapse guarantee provision will no longer be in effect. Therefore, Your policy will enter the grace period if the Cash Surrender Value is insufficient to pay the monthly deduction.

Within 60 days following the Monthly Date where sufficient premiums have not been paid to maintain the no-lapse guarantee, We will mail to Your last known address, a notice as to the payment needed within the next 60 days to continue the no-lapse guarantee. If the premium is not paid within this period, the no-lapse guarantee will no longer be in effect.

The no-lapse guarantee, however, can be reinstated within two years from the date it was last in effect. The amount needed to reinstate the no-lapse guarantee is an amount equal to:

(a) + (b) + (c) - (d)

where:

(a)	Is the sum of premiums required to keep the no-lapse guarantee in effect to the date of reinstatement assuming a no-lapse guarantee was always in effect since the Policy Date;
(b)	Is any partial surrenders and partial surrender fees that have been taken up to the date of reinstatement;
(c)	Is any Indebtedness on the date of reinstatement;
(d)	Is the total of all premiums paid to the date of reinstatement.

The no-lapse guarantee premium will change if:

1.	The Specified Amount is increased or decreased;
2.	The death benefit option is changed; or

116947	Page 11	2/22

3.	Riders are added, changed or Terminated.

The new no-lapse guarantee premium will apply from the date of the change.

Although Your policy will remain In Force, if You pay only the premium needed to keep the no-lapse guarantee in effect, You may be foregoing the advantage of building up Policy Value.

If the no-lapse guarantee Terminates before the end of the no-lapse guarantee period, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of an additional premium. At the end of the no-lapse guarantee period, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of additional premium. The premium required to keep this policy In Force may be higher than the premiums required for the no-lapse guarantee.

Reinstatement

This policy may be reinstated within three years after the end of the grace period, unless it was surrendered for cash. To do this, We will require all of the following:

1.	Your Written Request on a form satisfactory to Us to reinstate the policy;
2.	Evidence of insurability of the Insured satisfactory to Us that:
a.	Both Insureds remain insurable; or
b.	The last surviving Insured remains insurable (in this case, We must receive due proof that the first Insured’s death occurred before the date of lapse);
3.	Payment of the required reinstatement premium or loan repayment amount; and
4.	Payment or reinstatement of any Indebtedness.

If the policy is within the no-lapse guarantee period, and the no-lapse guarantee is no longer in effect, but it can be reinstated, the required repayment amount to reinstate the policy is an amount equal to the lesser of:

1.	An amount equal to (a) + (b) + (c) - (d) - (e)

where:

(a)	Is the sum of required premiums for the no-lapse guarantee to the date of reinstatement assuming a no-lapse guarantee was always in effect since the Policy Date;
(b)	Is any partial surrenders and partial surrender fees that have been taken to the date of reinstatement;
(c)	Is any Indebtedness on the policy at the end of the grace period;
(d)	Is any Indebtedness repaid on the date of the reinstatement; and
(e)	Is the total of all premiums paid to the date of reinstatement; or

2.	An amount equal to (a) + (b) + (c) + (d) - (e) - (f)

where:

(a)	Is the surrender charge which will be reinstated to what it would have been if the policy had not lapsed;
(b)	Is an amount equal to the monthly deductions not taken during the grace period;
(c)	Is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;
(d)	Is any Indebtedness on the policy at the end of the grace period;
(e)	Is any Indebtedness repaid on the date of the reinstatement; and
(f)	Is the Policy Value as of the last day of the grace period.

If the policy is within the no-lapse guarantee period, but the no-lapse guarantee is no longer in effect and it cannot be reinstated or the policy is beyond the no-lapse guarantee period, the required repayment amount to reinstate the policy is an amount equal to;

(a) + (b) + (c) + (d) - (e) - (f)

where:

(a)	Is the surrender charge which will be reinstated to what it would have been if the policy had not lapsed;

(b)	Is an amount equal to the monthly deductions not taken during the grace period;

(c)	Is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;

(d)	Is any Indebtedness on the policy at the end of the grace period;

(e)	Is any Indebtedness repaid on the date of the reinstatement; and

(f)	Is the Policy Value as of the last day of the grace period.

116947	Page 12	2/22

The Policy Value on the date of reinstatement will be equal to:

1.	The Policy Value as of the last day of the grace period; plus

2.	The required reinstatement premium; plus
3.	Any premium in excess of the required reinstatement premium; minus
4.	The monthly deductions not collected during the 61-day grace period.

Surrender charges will return to what they would have been if the policy had not lapsed. Any Indebtedness on the policy at the end of the grace period will be reinstated unless it is repaid prior to or at the time of reinstatement.

The effective date of a reinstated policy will be the Monthly Date on or next following the date We approve the application for reinstatement.

The Net Premium paid upon reinstatement will be allocated according to Your premium allocation percentages in effect at time of lapse.

The two-year suicide exclusion will start over from the effective date of reinstatement. An additional two-year contestable period will start from the effective date of reinstatement, and We may contest the representations made in the reinstatement application.

116947	Page 13	2/22

DEATH BENEFITS

Death Benefit Prior to or on the Youngest Insured’s Attained Insurance Age 120 Anniversary

The death benefit upon death of the last surviving Insured prior to or on the Youngest Insured’s Attained Insurance Age 120 Anniversary will be the greater of:

1.	The amount based on the death benefit option in effect as of the date of the last surviving Insured’s death; or

2.	The Policy Value multiplied by the death benefit percentage found in the death benefit percentage table shown under Policy Data.

Death Benefit Options

The initial death benefit option is shown under Policy Data. While this policy is In Force, You may change the option as explained in the Policy Change section, or as described in any attached riders or endorsements.

Option 1

The amount under this option will be the Specified Amount.

Option 2

The amount under this option will be the Specified Amount plus the Policy Value of this policy.

The initial Specified Amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section.

The death benefit option is shown under Policy Data. We reserve the right to make additional death benefit options available under this policy at any time.

Death Benefit After the Youngest Insured’s Attained Insurance Age 120 Anniversary

The death benefit upon death of the last surviving Insured after the Youngest Insured’s Attained Insurance Age 120 Anniversary will be the greater of:

1.

The death benefit on the Youngest Insured’s Attained Insurance Age 120 Anniversary, minus any partial surrenders and partial surrender fees occurring after the Youngest Insured’s Attained Insurance Age 120 Anniversary; or

2.	The Policy Value on the date of death of the last surviving Insured’s death.

Proceeds Payable at the Last Surviving Insured’s Death

The Proceeds payable upon death of the last surviving Insured will be:

1.	The death benefit provided by this policy; minus

2.	The amount required to continue coverage to the date of death without the policy entering the grace period (if death occurs during the grace period); minus

3.	Any Indebtedness as of the date of death.

Life Insurance Qualification Test

The life insurance qualification test is used to determine if a policy will qualify as life insurance under applicable tax laws. The life insurance qualification test and death benefit percentage table for this test is shown under Policy Data. The test may not be changed after the Policy Date.

Disclosure

Keeping the policy In Force on or after an Insured’s Attained Insurance Age 100 Anniversary raises certain tax issues to which there are currently no clear answers. They include, but are not limited to, the following:

1.	The policy may no longer qualify as life insurance for federal income tax purposes; and

2.

If the Internal Revenue Service (IRS) takes the position that the policy does not qualify for life insurance for federal income tax purposes on or after an Insured’s Attained Insurance Age 100 Anniversary, You could be taxed on any gain in the policy on or after an Insured’s Attained Insurance Age 100 Anniversary.

The IRS has issued guidance regarding these tax concerns by providing a safe harbor for certain insurance policies that extend coverage beyond age 100 (see IRS Revenue Procedure 2010-28). This policy is intended to meet the safe harbor requirements.

We strongly urge You to consult with Your own tax advisor about the income tax consequences on or after an Insured’s Attained Insurance Age 100 Anniversary. We accept no responsibility for any tax consequences incurred on or after an Insured’s Attained Insurance Age 100 Anniversary.

116947	Page 14	2/22

POLICY CHANGE

Request to Change Benefits

While this policy is In Force, You may request to decrease or increase the Specified Amount. You may also request certain changes to the death benefit option. Such changes are subject to the rules below.

Rules for Changing the Specified Amount

You may change the Specified Amount once per year by Written Request. Decreases may only be made after the first policy year. The rules are as follows:

Decreases of the Specified Amount

1.	Any decrease will be effective on the Monthly Date on or next following Our receipt of Your Written Request. Any such decrease will be applied in the following order:

(a)	against the initial Specified Amount shown under Policy Data; then
(b)	against the increases successively following the initial Specified Amount.

2.	The Specified Amount that remains In Force after a requested decrease may not be less than the minimum Specified Amount allowed as shown under Policy Data.
3.	We reserve the right to decline to make any Specified Amount decrease that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

Increases of the Specified Amount

The following rules apply to any increase in Specified Amount other than that resulting solely from a change in death benefit option:

1.	You must apply for an increase by Written Request on a form satisfactory to Us prior to the Youngest Insured’s Attained Insurance Age 86 Anniversary.
2.	You must furnish satisfactory evidence of insurability of the Insureds.

3.	Any increase will be subject to Our issue rules and limits at the time of increase.

4.	The minimum increase in the Specified Amount is $10,000.

5.	Any increase will be effective on the Monthly Date on or next following the date Your application is approved.

6.	An additional administrative charge will apply to the amount of any increase in the Specified Amount.

7.	A new schedule of surrender charges will apply to the amount of any increase in the Specified Amount.

Changes to the Death Benefit Option

Prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary, You may change the death benefit option once per year by Written Request. The change in option will be effective on the Monthly Date on or next following the date We approve Your request.

If the death benefit option is 2, it may be changed to option 1. The new Specified Amount will be the option 2 death benefit as of the effective date of the change.

If the death benefit option is 1, it may be changed to option 2. The new Specified Amount will be the option 1 death benefit minus the Policy Value as of the effective date of the change.

The death benefit after a change may not be less than the minimum Specified Amount allowed as shown under Policy Data.

We reserve the right to decline to make any death benefit option change that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

Request to Change Risk Classification or Substandard Class Risk Factor

While this policy is in force and prior to the Youngest Insured’s Attained Insurance Age 119 Anniversary, You may apply for a change to a more favorable substandard class risk factor or risk classification for either or both Insureds. Such changes are subject to the rules below.

1.	You must apply for the change by Written Request on a form satisfactory to Us.

2.	You must furnish satisfactory proof of insurability of the Insured for the change.

116947	Page 15	2/22

3.	Any change will be subject to Our
underwriting	rules and requirements at the
time	is requested.

4.	Any change will be effective on the Monthly
Date	on or next following the date Your
application	is approved.

Unless reclassification, premiums, cost of

insurance, administrative charge, and surrender

charges will be based on the new classification.

Updated policy data pages reflecting the new

amounts will be provided.

The reclassification may result in adverse tax

consequences. Consult with Your own tax advisor

before proceeding with the reclassification.

116947	Page 16	2/22

POLICY VALUES

Policy Value

On a given date the Policy Value equals the Fixed Account Value plus the Variable Account Value plus the values in the Indexed Account(s).

Fixed Account Value

On the Policy Date, the Fixed Account Value equals:

1.	The portion of the initial Net Premiums received prior to or on the Policy Date which are allocated to the Fixed Account; minus
2.	The portion of the monthly deduction taken from the Fixed Account for the first policy month.

On any subsequent date, the Fixed Account Value will be calculated as:

(a) + (b) + (c) + (d) + (e) + (f) + (g) - (h) – (i) – (j)

where:

(a)	Is the Fixed Account Value as of the prior day;

(b)	Is interest earned on (a) above since the prior day;

(c)	Is the portion of Net Premiums allocated to the Fixed Account and received since the prior day;

(d)	The amount of any transfers from the Subaccounts to the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, since the prior day;
(e)	Is the amount of any transfers from the Indexed Account(s) to the Fixed Account due to loans taken or interest charged on Indebtedness since the priori day;
(f)	Is the portion of segment maturity values of any Indexed Account(s) reallocated to the Fixed Account since the prior day;

(g)	Is any applicable Policy Value credit allocated to the Fixed Account since the prior day;

(h)	Is the amount of any transfers from the Fixed Account, including loan repayment transfers, to any Subaccounts or Indexed Account(s) since the prior day;
(i)	Is the amount of any partial surrender and partial surrender fees taken from the Fixed Account since the prior day; and

(j)	If the date of calculation is a Monthly Date, the portion of the monthly deduction taken from the Fixed Account.

Variable Account Value

The Variable Account Value is the sum of the values of the Subaccounts.

On the Policy Date, the value of each Subaccount equals:

1.	The portion of the initial Net Premiums received prior to or on the Policy Date which are allocated to the Subaccount; minus
2.	The portion of the monthly deduction taken from the Subaccount for the first policy month.

On any subsequent date, the value of each

Subaccount is calculated as:

(a) + (b) + (c) + (d) + (e) - (f) – (g) – (h)

where:

(a)	Is the value of the Subaccount on the preceding Valuation Date, multiplied by the net investment factor for the current Valuation Period;
(b)	Is the portion of Net Premiums allocated to the Subaccount and received during the current Valuation Period;

(c)	Is the amount of any transfers from other Subaccounts or the Fixed Account, including loan repayment transfers, to the Subaccount during the current Valuation Period;

(d)	Is the portion of segment maturity values of any Indexed Account(s) reallocated to the Subaccounts during the current Valuation Period;
(e)	Is any applicable Policy Value credit allocated to the Subaccount during the current Valuation Period;

(f)

Is the amount of any transfers from the Subaccount to other Subaccounts, any Indexed Account(s), or the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, during the current Valuation Period;

(g)	Is the amount of any partial surrender and partial surrender fees taken from the Subaccount during the current Valuation Period; and

(h)	Is the portion of any monthly deduction during the current Valuation Period allocated to the Subaccount for the policy month following the Monthly Date.

Indexed Account Value

On the Policy Date, the value of an Indexed Account equals:

1.	The portion of the initial Net Premiums received prior to or on the Policy Date which are allocated to the Indexed Account(s); minus

116947	Page 17	2/22

2.	The portion of the monthly deduction taken from the Indexed Account(s) for the first policy month.

These amounts will be applied and remain in the interim account until the next sweep date, subject to the provisions of this policy.

On any subsequent date, the value of an Indexed Account equals the value of the interim account plus the sum of the segment values.

Interim Account Value

On the start date of a new segment of an Indexed Account, the value of the corresponding interim account equals zero.

On any subsequent date, the value of the interim account will be calculated as:

(a) + (b) + (c) + (d) + (e) +(f) - (g) - (h) - (i)

where:

(a)	Is the interim account value as of the prior day;

(b)	Is interest earned on (a) above since the prior day;

(c)	Is the portion of Net Premiums allocated to the corresponding Indexed Account(s) and received since the prior day;

(d)	Is the portion of segment maturity values of any Indexed Account(s) reallocated to the Indexed Account(s) since the prior day;

(e)	Is the amount of any transfers from the Fixed Account and Subaccounts to the Indexed Account(s), including loan repayment transfers, since the prior day;

(f)	Is any applicable Policy Value credit allocated to the Indexed Account(s) since the prior day;

(g)	Is the amount of any transfers from the interim account to the Fixed Account due to loans taken or interest charged on Indebtedness since the prior day;
(h)	Is the amount of any partial surrender and partial surrender fees taken from the interim account since the prior day; and

(i)	If the date is a Monthly Date, the portion of the monthly deduction taken from the interim account.

Segment Value

The value of a segment on the segment start date equals the amount transferred to the segment from the interim account on the sweep date, plus any amounts reallocated to the Indexed Account from any segment maturing on the same date.

On any subsequent date, the segment value will be calculated as:

(a) + (b) + (c) - (d) - (e) - (f)

where:

(a)	Is the segment value as of the prior day:

(b)	Is the amount of any segment guaranteed interest earned on (a) above since the prior day;

(c)	Is any indexed interest credited since the prior day;

(d)	Is the amount of any transfers from the segment to the Fixed Account due to loans taken or interest charged on Indebtedness since the prior day;

(e)	Is the amount of any partial surrender and partial surrender fees taken from the segment since the prior day; and

(f)	If the date is a Monthly Date, is the amount of any monthly deduction taken from the segment.

Interest Rate Used to Determine the Fixed Account and Interim Account Values

The interest rate applied in the calculation of value of the Fixed Account and interim accounts is the guaranteed interest rate shown under Policy Data. Interest in excess of the guaranteed rate may be applied in the calculation of these values. Excess interest rates used for the Fixed Account and interim accounts may be different. Any change in excess interest rates will be determined by Us based on Our expectations as to future investment earnings.

Interest in excess of the guaranteed interest rate shown under Policy Data will not be applied to the portion of the Policy Value which equals any Indebtedness due Us. Interest in excess of the guaranteed interest rate is nonforfeitable, except indirectly due to any applicable surrender charge.

Segment Guaranteed Interest

We will credit interest according to the segment guaranteed interest crediting frequency shown in the Indexed Account Information section under Policy Data to each segment from the segment start date to segment maturity. The interest is credited at an annual rate equal to the segment

116947	Page 18	2/22

guaranteed annual interest rate shown in the Indexed Account Information section under Policy Data. The amount of such interest is called the segment guaranteed interest. Segment guaranteed interest is nonforfeitable, except indirectly due to any applicable surrender charges.

Indexed Interest

Indexed interest, as described in the Indexed Account Information section under Policy Data, will be credited to a segment at the end of each indexed interest period. An indexed interest period starts at the later of:

1.	The segment start date; or
2.	The end of the previous indexed interest period.

The end of an indexed interest period will be the same day of the month as the start of the indexed interest period.

Indexed interest will be credited at the end of an indexed interest period only if this policy has been continuously In Force during this period. No indexed interest will be credited as a result of policy Termination occurring prior to the end of the indexed interest period.

Indexed interest credited is nonforfeitable, except indirectly due to any applicable surrender charges.

Order of Deductions from the Policy Value

Any deductions from the Policy Value will be taken from the Fixed Account, minus any Indebtedness, and Subaccounts as detailed in the provision or section of this policy describing each type of deduction, until exhausted.

When the Fixed Account, minus any Indebtedness, and the Subaccounts are exhausted, the deductions will be taken from the following:

1.	The interim accounts, proportionally based on the interim account values until exhausted;

2.

The segments of the Indexed Account(s) starting with the most recently opened segment(s), then from the next most recently opened segments, and will continue in this manner until the amount required to satisfy the deduction has been met. For multiple Indexed Account segments with the same start date, the deduction will be taken proportionally out of those segments based on the values in those segments.

Deductions from the Policy Value include monthly deductions, partial surrenders, partial surrender fees, loans, any interest charged on Indebtedness and any other adjustments to the Policy Value as a result of exercising a policy provision or rider.

Monthly Deduction

A monthly deduction is made on each Monthly Date prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary for the policy fee, administrative charge, cost of insurance, mortality and expense risk charge, indexed account charge, and cost of any riders for the policy month following such Monthly Date.

The monthly deduction for a policy month will be calculated as:

(a) + (b) + (c) + (d) + (e) + (f)

where:

(a)	Is the policy fee;

(b)	is the administrative charge;
(c)	Is the cost of insurance for the policy month;
(d)	Is the mortality and expense risk charge;
(e)	Is the indexed account charge; and
(f)	Is the cost of any policy riders for the policy month.

The monthly deduction will be taken from the Fixed Account and the Subaccounts according to the monthly deduction allocation percentages in effect for this policy. You may choose any whole percentages for the Fixed Account and each Subaccount from 0% to 100%. By Written Request or other requests acceptable to Us, You may change the percentages. Any change will be effective for monthly deductions taken thereafter.

If You do not specify the monthly deduction allocation percentages for the Fixed Account and each Subaccount, or if the value in the Fixed Account or in any Subaccount is insufficient to pay the portion of the monthly deduction so allocated; the monthly deduction will be taken from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

When the Fixed Account, minus any Indebtedness, and Subaccounts are exhausted, the monthly deduction will be made from the Indexed Account(s). Refer to the Order of Deductions from the Policy Value provision for additional information on the order that any monthly

116947	Page 19	2/22

deduction will be made from the interim accounts and segments of the Indexed Account(s).

Policy Fee

There is a monthly policy fee deducted each month prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary. We reserve the right to change the policy fee based on Our expectations of future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed policy fee shown under Policy Data.

Administrative Charge

There is a monthly administrative charge deducted each month prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary. We reserve the right to change the administrative charge based on Our expectations of future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed administrative charge shown under Policy Data.

Cost of Insurance

The cost of insurance for the policy month is calculated as:

(a + d) x (b - c)

1000

where:

(a)	Is the monthly cost of insurance rate described below;

(b)	Is the death benefit divided by the Guaranteed Interest Rate Factor shown under Policy Data;

(c)

Is the Policy Value at the beginning of the policy month. At this point, the Policy Value has been reduced by the monthly deduction except for the part of the monthly deduction that pays for the cost of insurance; and

(d)	Is the flat extra rate, shown under Policy Data.

If there have been increases in the Specified Amount, the Policy Value is allocated on a proportional basis to the initial Specified Amount and each subsequent increase.

See the Decreases of the Specified Amount provision of the policy change section for how decreases impact the initial Specified Amount and each subsequent increase.

Cost of Insurance Rate

The cost of insurance rate used in the cost of insurance calculation is based on the sex (unless issued on a unisex basis), Insurance Age, years since issue, and risk classification of each Insured.

The cost of insurance rate used in the cost of insurance calculation for any increase in Specified Amount is based on the sex (unless issued on a unisex basis), Attained Insurance Age at the time of increase, years since increase, and risk classification of each Insured at the time of increase.

We may change cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk classification as the Insured(s). Cost of insurance rates will be determined by Us based on Our expectations of mortality, reinsurance costs, future investment earnings, persistency, and/or expenses. However, the cost of insurance rates will not exceed the guaranteed Maximum Monthly Cost of Insurance Rates shown under Policy Data and are based on the CSO Mortality Tables shown under Policy Data.

Mortality and Expense Risk Charge

The mortality and expense risk charge compensates Us for assuming the mortality and expense risks under the policy. It is equal to

(a) x (b)

12

where:

(a)	Is the Variable Account Value; and
(b)	Is the guaranteed mortality and expense risk rate shown under Policy Data.

At this point, the Variable Account Value has not been reduced by any part of the monthly deduction.

We reserve the right to change the mortality and expense risk rate based on Our expectations of mortality, reinsurance costs, future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed mortality and expense risk rate shown under Policy Data.

Indexed Account Charge

There is an Indexed Account charge deducted each month prior to the Insured’s Attained Age 120 Anniversary. The monthly Indexed Account charge is the sum of the charge for each Indexed Account which equals the guaranteed Indexed Account charge for that Indexed Account, as shown under Policy Data, multiplied by the sum of the segment values of the corresponding Indexed Account as of that Monthly Date.

116947	Page 20	2/22

We reserve the right to change the Indexed Account charge based on Our expectations of future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed Indexed Account charge shown under Policy Data.

Policy Value Credit

We may periodically apply a Policy Value credit to Your Policy Value. The requirements that must be met to receive any Policy Value credit are shown under Policy Data.

The amount of the Policy Value credit is determined by multiplying the policy value credit percentage times the Policy Value minus any Indebtedness at the time the calculation is made.

We reserve the right to calculate and apply any Policy Value credit annually, quarterly or monthly.

Any Policy Value credit will be allocated according to Your premium allocation percentages in effect. Any Policy Value credit is nonforfeitable, except indirectly due to any applicable surrender charge.

We reserve the right to change the Policy Value credit percentage based on Our expectations of future investment earnings, persistency, and/or expenses, However, it will never be less than zero.

Basis Used for Policy Values

Values and reserves are equal to or greater than those required by law. Where required, a detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this policy is delivered.

Receiving Information about the Values of this Policy

At least once a year, without charge, We will send to Your last known address a report that shows:

1.	The Policy Value at the end of the previous and current report periods;

2.	The current death benefit;
3.	The premiums paid;

4.	The interest credited by Us:
5.	All charges since the last report;
6.	Indebtedness on this policy;
7.	The current Cash Surrender Value;
8.	A notice if the policy’s Cash Surrender Value will not maintain the insurance In Force for the next year unless further premium payments are made; and
9.	Any other information required by the state in which this policy is delivered.

At any time and without charge, We will provide a projection of future death benefits and Policy Values upon Written Request by You.

Paid-Up Option

By Written Request, the Cash Surrender Value of this policy can be used to purchase an amount of paid-up insurance. The request may be made in the 30 days before any Policy Anniversary prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary. If You request this option, You will be forfeiting all rights to make future premium payments. Any riders will Terminate. The paid-up insurance policy will be effective of the Policy Anniversary after Your Written Request.

The insurance amount and Cash Surrender Value of the paid-up insurance will be based on the cost of insurance rates guaranteed in this policy, with interest at the Fixed Account guaranteed interest rate shown under Policy Data. This policy’s death benefit and Policy Value, both as of the date of the paid-up policy’s purchase, will also be used to compute the paid-up policy’s insurance amount. The paid-up policy’s insurance amount, minus its Cash Surrender Value, cannot be greater than this policy’s death benefit, minus its Policy Value. The amount purchased will remain level and mature on the Policy Anniversary prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary. Any Cash Surrender Value of the policy that is not used to purchase the paid-up insurance amount will be paid to You. The amount paid-up insurance will not be less than that required by law of the state in which this policy is delivered.

At any time before the last surviving Insured’s death, You may surrender the paid-up insurance for its Cash Surrender Value.

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POLICY SURRENDER

Policy Surrender

You may surrender this policy for its Cash Surrender Value at any time by Written Request, or other requests acceptable to Us. Upon surrender for the full Cash Surrender Value, this policy will Terminate.

The Cash Surrender Value of this policy is:

1.	The Policy Value at the time of surrender; minus
2.	Any Indebtedness on this policy; minus
3.	Any applicable surrender charges shown under Policy Data.

Partial Surrender

Subject to the rules below, You may partially surrender this policy by Written Request, or other requests acceptable to Us for an amount less than the Cash Surrender Value. A partial surrender fee will be applied as shown under Policy Data.

If death benefit option 1 is in effect, both the Specified Amount and the Policy Value will be reduced by the amount of the partial surrender and partial surrender fee. If death benefit option 2 is in effect, the Policy Value will be reduced by the amount of the partial surrender and partial surrender fee.

Various provisions of this policy may be affected by partial surrenders, including the no-lapse guarantee as described in the Premiums section.

Rules for a Partial Surrender

The following rules shall apply to any partial surrender:

1.	Partial surrenders may not be made in the first policy year;

2.	The minimum amount that may be surrendered is $500;

3.	The partial surrender amount cannot exceed 90% of the full Cash Surrender Value; and
4.	Partial surrenders may not be made if the Specified Amount that remains In Force is less than the minimum Specified Amount allowed as shown under Policy Data.

We reserve the right to decline a request for a partial surrender that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws. You can specify the percentages for the allocation of the partial surrender from the Fixed Account and each Subaccount. If You do not specify the percentages for allocation of the partial surrender from the Fixed Account and each Subaccount, the surrender will be made from the Fixed Account and the Subaccounts on a Pro-Rata Basis. When the Fixed Account, minus any Indebtedness, and Subaccounts are exhausted, the partial surrender will be made from the Indexed Account(s). Refer to the Order of Deductions from the Policy Value provision for additional information on the order that any partial surrender will be made from the interim accounts and segments of the Indexed Account(s).

Payment of a Surrender

We will normally pay the portion of any surrendered amount from the Subaccounts within seven days after We receive Your Written Request. We reserve the right, however, to suspend or delay the date of any surrender payment from the Subaccounts for any period:

1.	When the New York Stock Exchange is closed;
2.	When trading on the New York Stock Exchange is restricted;
3.	When an emergency exists, and as a result:
(a)	Disposal of securities held in the Subaccounts is impractical; or
(b)	It is impractical to fairly determine the value of the assets of the Subaccounts; or
4.	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

Additionally, for any surrender request from the Fixed Account or Indexed Account(s), We reserve the right to postpone the payment for up to six months after We receive Your Written Request. If We postpone payment more than 10 days after we receive the documentation necessary to complete the surrender, We will also pay You interest at the rate of interest currently in effect for the provision entitled Option A – Interest Payments in the Payment of Proceeds section of this policy. However, no interest will be paid if the amount of interest is less than $25.

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POLICY LOANS

Borrowing Money on this Policy

By Written Request or other requests acceptable to Us, You may obtain a loan from Us at any time before the last surviving Insured’s death whenever this policy has a Cash Surrender Value. This policy is the only security required for Your loan. We will pay interest on the Policy Value loaned at the guaranteed interest rate shown under Policy Data.

If You do not specify the percentages for allocation of the loan from the Fixed Account and each Subaccount, the loan will be made from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

When the Fixed Account, minus any Indebtedness, and Subaccounts are exhausted, the loan will be taken from the Indexed Account(s). Refer to the Order of Deductions from the Policy Value provision for additional information on the order that any loans will be taken from the interim accounts and segments of the Indexed Account(s).

The amount of any loan and loan interest from the Subaccounts will be transferred from the Subaccounts or Indexed Account(s) to the Fixed Account.

Various provisions of this policy may be affected by loans, including the no-lapse guarantee as described in the Premiums section.

Maximum Loan Value of this Policy

You can borrow an amount up to 90% of the Cash Surrender Value. The maximum loan value is the Policy Value minus surrender charges, minus any existing Indebtedness. We calculate the Policy Value as of the date of the loan. In determining the maximum loan value, We reserve the right to subtract monthly deductions and loan interest for three months.

Interest Rate for a Policy Loan

Loan interest is charged daily and payable at the end of the policy year. If interest is not paid when it is due, it will be added to Your Indebtedness and charged the same interest rate as Your loan.

The additional loan interest will be taken from the Fixed Account and Subaccounts on a Pro-Rata Basis. When the Fixed Account, minus any Indebtedness, and Subaccounts are exhausted, the additional loan interest will be taken from the Indexed Account(s). Refer to the Order of

Deductions from the Policy Value provision for additional information on the order that any loan interest will be taken from the interim accounts and segments of the Indexed Account(s).

The loan interest rate will be based on Our expectations of future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed loan interest rate shown under Policy Data. Any change in the loan interest rate will apply to all policies of the same class and duration.

Loan Repayment

Your loan can be repaid in full or in part at any time before the last surviving Insured’s death and while this policy is In Force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

Repayments should be clearly marked as “loan repayments”; otherwise, they will be credited to this policy as premiums.

Loan repayments will be allocated according to Your premium allocation percentages in effect.

Failure to Repay a Loan

Failure to repay a loan or to pay loan interest will not Terminate this policy unless the Cash Surrender Value is insufficient to cover the monthly deduction as provided in the Grace Period provision. This would happen if Indebtedness exceeded the Policy Value minus surrender charges.

Payment of a Loan

We will normally pay the portion of any loan amount from the Subaccounts within seven days after We receive Your Written Request. We reserve the right, however, to suspend or delay the date of any loan from the Subaccounts for any period:

1.	When the New York Stock Exchange is closed;
2.	When trading on the New York Stock Exchange is restricted;
3.	When an emergency exists, and as a result:
(a)	Disposal of securities held in the Subaccounts is impractical;
(b)	It is impractical to fairly determine the value of the assets of the Subaccounts; or
4.	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

116947	Page 23	2/22

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

Additionally, for any loan from the Fixed Account or Indexed Account(s), We reserve the right to postpone the payment for up to six months after We receive Your Written Request unless the loan is used to pay premiums on any policies You have with Us. If We postpone payment more than 10 days after We receive the documentation necessary to complete the loan, We will also pay You interest at the rate of interest currently in effect for the provision entitled Option A – Interest Payments in the Payment of Proceeds section of this policy. However, no interest will be paid if the amount of interest is less than $25.

116947	Page 24	2/22

SUBACCOUNTS

Subaccount Allocations and Transfers

We convert and credit amounts allocated or transferred to the Subaccounts You specify into Accumulation Units. Accumulation Units are removed from Policy Value when surrenders, transfers or charges are taken from the Subaccounts.

Subaccounts purchase or redeem, as applicable, shares of the fund corresponding to the Subaccounts.

Subaccount Accumulation Units

For each of the Subaccounts, the determination of the number of Accumulation Units to credit to or subtract from Your Policy Value for each transaction is found by dividing: (1) the amount allocated to or transferred from the Subaccount; by (2) the Subaccount’s Accumulation Unit value for the Valuation Period in which We processed the transaction request.

Subaccount Accumulation Unit Value

The value of an Accumulation Unit for each of the Subaccounts is arbitrarily set at $1 when the Subaccount is established. The value for any later Valuation Period is found as follows: The Accumulation Unit value for a Subaccount for the last prior Valuation Period is multiplied by such Subaccount’s net investment factor for the following Valuation Period. The result is the current Accumulation Unit value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next.

Determination of Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The net investment factor of an Accumulation Unit may increase or decrease from one Valuation Period to the next.

To find the net investment factor of any such Subaccount for a Valuation Period, We divide (1) by (2), where:

(1)	Is the net result of:

(a)	The net asset value per share of the portfolio or fund held in the Subaccount determined at the end of the current Valuation Period; plus
(b)	The per-share amount of any dividend or capital gain distributions made by the investment held in the Subaccount; and

(2)	Is the net result of:

(a)	The net asset value per share of the portfolio or fund held in the Subaccount, determined at the end of the last prior Valuation Period.

Subaccount Value

The Subaccount value is determined by multiplying the current number of Accumulation Units credited to the Subaccount by the corresponding Accumulation Unit value.

Change of Investments of the Subaccounts

We may substitute the funds in which the Subaccounts invest only if laws or regulations change, the existing funds became unavailable, or in Our judgment, the funds are no longer suitable for the Subaccounts. If any of these situations occur, We have the right to substitute investments. When required, We would first seek the approval of the Securities and Exchange Commission and the insurance regulator of the state where this policy is delivered.

We will notify You of any changes to the Subaccounts or if a Subaccount becomes unavailable.

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INDEXED ACCOUNTS

Indexed Account Overview

You may allocate all or a portion of Your Policy Value to one or more Indexed Account(s), for which interest will be calculated based on the change in the final value of the designated index(es). The Indexed Account(s) available on the Policy Date, as well as how indexed interest is calculated, are shown in the Indexed Account Information section under Policy Data. We may add or discontinue Indexed Account(s).

Discontinuance of Indexed Account(s) by Us

We reserve the right to stop offering one or more Indexed Account(s) for any reason. At that time the following will occur:

1.	The premium allocation percentage in effect for any discontinued Indexed Account will be changed to allocate that percentage to the Fixed Account;
2.	Any Indexed Account with a segment reallocation percentage allocated to the discontinued Indexed Account will be changed to allocate that percentage to the Fixed Account; and
3.	No transfers will be allowed to discontinued Indexed Account(s).

Substitution of an Index

We may substitute a comparable index subject to any approval necessary by the state in which this policy is delivered if:

1.	An index is discontinued;
2.	The calculation of the index is changed substantially; or
3.	At Our sole discretion We determine that an index should no longer be used.

If an index is discontinued or substantially changed, We may mature segments early. We will calculate the indexed interest by multiplying the average segment value as of that date by the indexed interest rate.

The calculation of the indexed interest rate will be adjusted as follows:

1.	It will use an adjusted index change rate that reflects the most recently available final value of the index before it was discontinued or substantially changed;
2.	It will use an adjusted segment growth cap and segment floor. The adjusted amounts will be equal to:

(a) x (b)/(c)

where:

(a)	Is the value of the segment growth cap or segment floor set at the beginning of the segment term;
(b)	Is the number of full months since the end of the last indexed interest period; and
(c)	Is the number of months in the indexed interest period.

If We mature a segment early, We will notify You as soon as reasonably practicable.

If We substitute a comparable index at Our discretion, the new index will only apply to new segments.

However, before a substitute index is used, We will notify You and any assignee of record of the substitution.

If no such comparable index is approved or it would not be prudent to substitute such an index, We reserve the right to stop offering the Indexed Account, in which case the value of the discontinued Indexed Account will be transferred to the Fixed Account.

Segment Overview

Segment and Segment Start Date

A segment is the portion of an Indexed Account that is associated with a particular segment start date. A new segment will be created as a result of:

1.	A transfer from the interim account on a sweep date, or
2.	The reallocation of segment maturity value to the Indexed Account from any segment of any Indexed Account maturing on the same date.

However, if the sum of these values for an individual Indexed Account, excluding interest in the interim account, is less than the minimum transfer amount, as shown in the Indexed Account Information section under Policy Data:

1.	A new segment of that Indexed Account will not be created; and
2.	The transfer from the interim account of that Indexed Account will not occur; and

116947	Page 26	2/22

3.	The reallocation of any segment maturity value to the Indexed Account will be transferred to the corresponding interim account.

The date on which amounts are transferred or reallocated to the Indexed Account is referred to as the segment start date. Segment months, segment years, and segment terms are all measured from this date. A segment will continue until the end of the segment term, which is referred to as the segment maturity date.

Segment Term

A segment term is the length of time a segment is open. Each segment begins on its segment start date and ends on its segment maturity date, which is determined by the segment term. The segment term for each Indexed Account is shown in the Indexed Account Information section under Policy Data.

Segment Maturity

Segment maturity is the last day of a segment term.

At segment maturity, the following happens:

1.	Indexed interest is calculated as described in the Indexed Account Information section under Policy Data and credited to the segment resulting in the segment maturity value;
2.	The segment maturity value is reallocated to the Fixed Account, any available Indexed Account(s), and Subaccounts according to the segment reallocation percentages in effect;
3.	The maturing segment ends.

Each available Indexed Account will have a segment reallocation percentage. For the segment reallocation percentage, You may choose any whole percentage for each account from 0% to 100%. The sum of Your segment reallocation percentages must equal 100%. You may change the segment reallocation percentages at any time by Written Request or other request acceptable to Us. Subject to the segment cut-off date, as shown under Policy Data, any change to the segment reallocation percentages will be effective for all segments of an Indexed Account maturing after Our receipt of the request. We reserve the right to restrict the ability to reallocate all or part of the segment maturity value to the Subaccounts and/or Fixed Account based on Our expectations of persistence, utilization, expenses and/or future investment earnings.

In the absence of any instructions from You, the segment maturity value will be reallocated to the same Indexed Account, if available. If the Indexed Account is not available, the segment maturity value will be reallocated to the Fixed Account.

Once payment of benefits begin for any rider paying benefits due to chronic or terminal illness, the segment reallocation percentages will be set to allocate all amounts to the Fixed Account. The segment reallocation percentages cannot be changed while on claim. Upon expiry of the claim, We must receive written instructions from You in order to change the segment reallocation percentages.

On the Youngest Insured’s Attained Insurance Age 119 Anniversary, segment reallocation percentages will be set to allocate any segment maturity value to the Fixed Account and may not be changed.

Sweep Dates

Sweep dates are the dates on which amounts in the interim account are transferred into a new segment of the corresponding Indexed Account. The initial sweep dates as of the issue date are shown in the Indexed Account Information section under Policy Data. We reserve the right to change the day and frequency of the sweep dates. However, sweep dates will not occur less frequently than once per calendar quarter.

Segment Cut-off Date

A segment cut-off date is the date by which We must receive the following instructions in order for those items to be effective on a sweep date:

1.	Instructions for changes to the premium allocation percentages;
2.	Instructions for changes to the segment reallocation percentages at segment maturity.

Net Premiums, loan repayments, and transfers must be received by the close of business of any given segment cut-off date to be eligible for transfer on the sweep date. Net Premiums, loan repayments, and transfers received between the segment cut- off date and sweep date will remain in the interim account and may be transferred to a new segment on the next sweep date, subject to the provisions of this policy.

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TRANSFERS OF VALUE AMONG ACCOUNTS

Transfers from the Subaccounts

By Written Request or other requests acceptable to Us, You may transfer all or part of the value of a Subaccount to one or more of the other Subaccounts, one or more of the Indexed Account(s) or to the Fixed Account. The amount transferred, however, must be at least: (1) $250; or (2) the total value of the Subaccount, if less. We reserve the right to limit such transfers to five per policy year. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the insurance regulator or the state in which this policy is delivered. The amount of any such transfer to an Indexed Account will be allocated to the corresponding interim account on the date it is received.

We reserve the right, however, to suspend or delay the date of any transfer from the Subaccounts for any period:

1.	When the New York Stock Exchange is closed;
2.	When trading on the New York Stock Exchange is restricted;
3.	When an emergency exists, and as a result:

(a)	Disposal of securities held in the Subaccounts is impractical; or
(b)	It is impractical to fairly determine the value of the assets of the Subaccounts; or

4.	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

Transfers from the Fixed Account to the Subaccounts

By Written Request or other requests acceptable to Us, You may also transfer value from the Fixed Account to the Subaccounts once a year, but only on the Policy Anniversary or within 30 days after such Policy Anniversary. If You make this transfer, You cannot transfer from the Subaccounts back into the Fixed Account until the next Policy Anniversary. If We receive Your Written Request within 30 days before the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the Policy Anniversary date. If We receive Your Written Request within 30 days after the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the date We receive the request. The minimum transfer amount is $250 or the Fixed Account Value minus Indebtedness, if less. The maximum transfer amount is the Fixed Account Value, minus Indebtedness. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the insurance regulator of the state in which this policy is delivered.

Additionally, for any transfer request from the Fixed Account to a Subaccount, We reserve the right to postpone the transfer for up to six months after We receive Your Written Request. If We postpone payment more than 10 days after We receive the documentation necessary to complete the transfer, We will also pay You interest at the rate of interest currently in effect for the provision entitled Option A – Interest Payments in the Payment of Proceeds section of this policy. However, no interest will be paid if the amount of interest is less than $25.

Transfers from the Fixed Account to one or more of the Indexed Accounts

By Written Request or other request acceptable to Us, You may also transfer from the Fixed Account to one or more of the Indexed Account(s). The maximum amount that may be transferred is the Fixed Account Value minus any Indebtedness minus the value of a transfer to one or more of the Subaccounts occurring on the same day. The amount of any such transfer to an Indexed Account will be allocated to the corresponding interim account on the date it is received.

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Automated Transfers

Automated transfers may also be allowed. By an automated transfer arrangement, You may transfer:

1.	all or part of the value of a Subaccount to one or more of the other Subaccounts, one or more of the Indexed Account(s) and/or to the Fixed Account; or
2.	all or part of the Fixed Account Value, minus Indebtedness, to one or more of the Subaccounts and/or to one or more of the Indexed Account(s).

Only one automated transfer arrangement can be in effect at any time. The arrangement may transfer value to multiple accounts including the Fixed Account, Subaccounts and/or Indexed Account(s). Either the Fixed Account or one or more of the Subaccounts can be used as the source of funds for any automated transfer arrangement. The Indexed Account(s) may not be used as the source of funds of any transfer.

The minimum automated transfer amount is $50.

No automated transfer that includes transfers from the Fixed Account to a Subaccount can be set up that, if continued, would deplete the Fixed Account within 12 months. There is no such restriction on the time to deplete the Fixed Account when the automated transfer arrangement transfers value from the Fixed Account to one or more of the Indexed Account(s) only and does not include transfers to any Subaccount.

Transfers Not Allowed

Transfers of value are not allowed for the following conditions:

1.	from an Indexed Account segment prior to segment maturity, except transfers due to policy loans taken or interest charged on Indebtedness;
2.

from the Fixed Account or any Subaccount to any Indexed Account when the policy is in a transfer restriction period. See the transfer restriction period provision in the Indexed Accounts section for additional information; or

3.	from the Fixed Account to any Subaccount or Indexed Account after the Insured’s Attained Insurance Age 120

Anniversary.

Transfers at the Youngest Insured’s Attained Insurance Age 120 Anniversary

On the Youngest Insured’s Attained Insurance Age 120 Anniversary, any Policy Value in the Subaccounts will be transferred to the Fixed Account.

Transfer Restriction Period

A transfer restriction period is a 12-month period of time which begins on any date there is loan or withdrawal that is not part of a Systematic Distribution Program from a segment of any Indexed Account. Any deduction from a segment due solely to an increase in Indebtedness from interest charged on a loan will not trigger the start of a transfer restriction period.

During this period the following restrictions apply:

1.	no transfers from the Fixed Account or Subaccounts to any Indexed Account(s) will be allowed; and

2.	Indexed Account premium allocation percentages will change to allocate all premium and loan repayments to the Fixed Account.

We reserve the right to shorten or eliminate the transfer restriction period. We will exercise this right in a uniform and non-discriminatory manner.

Upon expiry of the transfer restriction period, We must receive Your Written Request or other requests acceptable to Us in order to transfer any amount in the Fixed Account or Subaccounts to any Indexed Account(s) or to change the premium allocation percentage.

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PAYMENT OF POLICY PROCEEDS

Payment of Proceeds upon Death of the Insured

Upon death of the last surviving Insured, the Proceeds will be paid in a single sum unless a payment option has been selected. The date on which the Proceeds are paid in a lump sum or first placed under a payment option is the settlement date. The Proceeds will be paid upon Our receipt of the following:

1.	Due proof of death;
2.	Information sufficient to determine Our liability and the appropriate payee legally entitled to the Proceeds; and
3.	If Proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

Proceeds shall accrue interest at the Option A Interest Rate, shown under Policy Data in the Payment of Policy Proceeds Option Tables, from the date of death to the settlement date

We reserve the right, however, to suspend or delay the portion of the Proceeds upon death that is paid from the value of the Subaccounts for any period:

1.	When the New York Stock Exchange is closed;
2.	When trading on the New York Stock Exchange is restricted;
3.	When an emergency exists, and as a result:
(a)	Disposal of securities held in the Subaccounts is impractical; or
(b)	It is impractical to fairly determine the value of the assets of the Subaccounts; or
4.	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

Payment Options Other than a Single Sum

During an Insured’s lifetime, You may request in writing that We pay the Proceeds upon death of the last surviving Insured or upon surrender of the policy under one or more of the payment options as described in the policy or You may change a prior election. You may elect other payment options not shown if We agree.

However, unless We agree otherwise, a payment option may be selected only if the payments are to be made to a natural person in that person’s own right. Also, the amount of Proceeds placed under a payment option must be at least $5,000.

Option A - Interest Payments

This option provides for payment of interest on the Proceeds placed under this option at the Option A Interest Rate, shown under Policy Data in the Payment of Policy Proceeds Option Tables, per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both You and Us. At the end of any payment interval, a withdrawal of Proceeds may be made in amounts of at least $100. At any time, all of the Proceeds that remain may be withdrawn or placed under a different payment option approved by Us.

Option B - Payments for a Specified Period

This option provides for monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the Option B Table under Policy Data in the Payment of Policy Proceeds Option Tables. The monthly payments will not be less than that which would be provided if a single payment immediate annuity contract, then offered by Us to annuitants in the same class were to be purchased for amounts of either:

1.	Upon surrender of the policy, the Cash Surrender Value; or

116947	Page 30	2/22

2.	Upon death of the last surviving Insured, the death benefit minus any Indebtedness, as of the date of the last surviving Insured’s death.

Monthly payments for years not shown will be furnished upon request.

Option C - Lifetime Income

This option provides for monthly payments for the life of the person (the payee) who is to receive the income. Payments will be guaranteed for either 5, 10, or 15 years. The amount of each monthly payment for each $1,000 placed under this option will be based on Our Table of Settlement rates in effect at the time of the first payment. The amounts will not be less than those in the Option C Table, shown under Policy Data in the Payment of Policy Proceeds Option Tables, for the sex (unless issued on a unisex basis) and age of the payee on the due date of the first payment. The monthly payments will not be less than that which would be provided if a single payment immediate annuity contract, then offered by Us to annuitants in the same class were to be purchased for amounts of either:

1.	Upon surrender of the policy, the Cash Surrender Value; or
2.	Upon death of the last surviving Insured, the death benefit minus any Indebtedness, as of the death of the last surviving Insured’s death.

Monthly income amounts for any age not shown in the Option C Table will be furnished upon request.

Beneficiary Request of Payment Option

After the last surviving Insured’s death but before any Proceeds are paid, the beneficiary may select a payment option by Written Request on a form satisfactory to Us.

However, You may provide that the beneficiary will not be permitted to change the payment option You have selected.

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FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE ADJUSTABLE LIFE WITH INDEX-LINKED INTEREST OPTION(S) INSURANCE POLICY

-	Policy continues until surrender, lapse, or the last surviving Insured’s death.
-	Death benefit payable at last surviving Insured’s death.
-	Flexible premiums payable as provided herein.
-	This policy is nonparticipating. Dividends are not payable.
-	While the interest earned in an Indexed Account is affected by an external index (es), the policy does not directly invest in any index.

RiverSource Life Insurance Co. of New York

20 Madison Avenue Extension

Albany, New York 12203

1.800.541.2251